As filed with the Securities and Exchange Commission on May 7, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-209730

UNDER

THE SECURITIES ACT OF 1933

LPL Financial Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3717839
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4707 Executive Drive

San Diego, California, 92121

(Address, including zip code, of registrant’s principal executive offices)

LPL Financial Holdings Inc. Amended and Restated 2010 Omnibus Equity Incentive Plan

LPL Financial Holdings Inc. 2021 Omnibus Equity Incentive Plan

(Full title of the plans)

Gregory M. Woods

Secretary

4707 Executive Drive

San Diego, California, 92121

(Name, address and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Marko S. Zatylny

Thomas J. Fraser

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

617-951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

LPL Financial Holdings Inc. (the “Registrant”) has previously registered shares, par value $0.001 per share (the “Common Stock”), for issuance under the LPL Financial Holdings Inc. 2010 Omnibus Equity Incentive Plan (the “2010 Plan”) on the Registrant’s Registration Statement on Form S-8 (File No. 333-209730), dated February 25, 2016, registering 8,000,000 shares of Common Stock (the “Registration Statement”).

On May 5, 2021, the stockholders of the Registrant approved the LPL Financial Holdings Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”). Pursuant to the 2021 Plan, the maximum number of shares of Common Stock that may be issued under the 2021 Plan is the sum of (i) 12,600,000 newly available shares of Common Stock (the “New Shares”), (ii) 2,126,344 shares of Common Stock that have been previously registered and remain available for issuance pursuant to the 2010 Plan as of May 5, 2021, and (iii) 2,991,564 shares underlying awards under the 2010 Plan that, on or after May 5, 2021, expire or terminate or are surrendered without delivery of shares, are forfeited to or repurchased by the Registrant, or otherwise become available from grant under the terms of the 2010 Plan (the shares described in clause (ii) and clause (iii), the “Carryover Shares”).

The Registration Statement will cover the issuance of the Carryover Shares once they are available for issuance under the 2021 Plan. Any balance of shares remaining under the 2010 Plan after the Carryover Shares are exhausted are hereby deregistered.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement and Securities and Exchange Commission Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Post-Effective Amendment to the Registration Statement (the “Post-Effective Amendment”) to reflect that the Carryover Shares may be issued under the 2021 Plan and to file as an exhibit hereto a copy of the 2021 Plan and a new opinion as to the validity of the shares of Common Stock that were previously issuable pursuant to the 2010 Plan. All other items of the Registration Statement are incorporated herein by reference without change.

The Registrant has filed a separate registration statement on Form S-8 to register the New Shares that will become available for offer or sale pursuant to the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the LPL Financial Holdings Inc. 2021 Omnibus Equity Incentive Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by LPL Financial Holdings Inc. (the “Registrant”) with the SEC:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021;

(b) the Registrant’s Quarterly Report on From 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 4, 2021;

(c) the Registrant’s Current Reports on Form 8-K, filed (not furnished) with the SEC on February 16, 2021, February 17, 2021, March 5, 2021, March 15, 2021, April 30, 2021 and May 5, 2021; and

(d) the description of the Common Stock which is contained in the Registrant’s registration statement on Form 8-A filed with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 12, 2010, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this registration statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation (the “Certificate”) includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent authorized by the DGCL.

Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s bylaws (the “Bylaws”) generally provide that it will indemnify its directors and officers to the fullest extent permitted by law. Section 145(f) of the DGCL and the Bylaws also provide that the indemnification and advancement of expenses provided by, or granted pursuant to Section 145 of the DGCL or the Bylaws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or otherwise. The Bylaws further provide that a right to indemnification or to advancement of expenses arising under a provision of the Bylaws shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission which is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

The Registrant also maintains officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	LPL Financial Holdings Inc. 2021 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 5, 2021 (File No. 001-34963)).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on this 7th day of May, 2021.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Dan H. Arnold
Name: Dan H. Arnold
Title: President and Chief Executive Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dan H. Arnold Dan H. Arnold	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2021

/s/ Matthew J. Audette Matthew J. Audette	Chief Financial Officer (Principal Financial Officer)	May 7, 2021

/s/ Brent B. Simonich Brent B. Simonich	Chief Accounting Officer (Principal Accounting Officer)	May 7, 2021

* Paulett Eberhart	Director	May 7, 2021

* Anne M. Mulcahy	Director	May 7, 2021

* James S. Putnam	Director	May 7, 2021

* Richard P. Schifter	Director	May 7, 2021

*By:	/s/ Gregory M. Woods
Gregory M. Woods Attorney-in-fact